CONTACT:
Renée Smyth
Executive Vice President
Chief Experience & Marketing Officer
Camden National Corporation
(800) 860-8821
rsmyth@camdennational.bank

FOR IMMEDIATE RELEASE

Camden National Corporation Announces Enhancements to Corporate Governance

CAMDEN, Maine, March 29, 2023 /PRNewswire/ -- In connection with the upcoming annual meeting of Camden National Corporation (NASDAQ®: CAC; “Camden National” or the “Company”), the Company announced two additional governance-related actions to strengthen overall corporate governance. These actions, combined with prior actions to expand and diversify the Board of Directors, are part of Camden National’s long term commitment to maintaining strong corporate governance practices that benefit our shareholders.

“Over the past several months, the Governance Committee of the Board of Directors conducted an extensive review of our governance practices,” said Lawrence J. Sterrs, Chair of the Board of Directors. “This review resulted in the previously announced expansion of the diversity of our board, in line with our Board approved Diversity Statement and today we are announcing a proposal to shareholders to declassify the terms of the Board of Directors and the establishment of a succession planning committee.”

The Board will present for approval at the Annual Meeting of Shareholders to be held on May 23, 2023, a proposal to declassify the terms of the Board of Directors of the Company. As a Maine-based corporation, the transition to a non-classified board would be completed by 2025, at which time all directors would be subject to annual election.

“Although our president and CEO, Greg Dufour, has no immediate plans to retire, he will turn 63 years old in May,” explained Sterrs. “The Board has established a temporary committee to assist in succession planning, including to identify a potential successor. Greg is an active participant with and supports the committee, which has engaged a nationally recognized executive recruiting firm to coordinate the search, including internal candidates.”

“Camden National consistently plans for the long-term highlighted by strong and transparent governance,” said Gregory A. Dufour, president and CEO of Camden National Corporation. “Leadership succession is critical for a board and our company, and I look forward to working with the committee as it will also allow me to consider my own personal plans and provide for a smooth succession over time.”

“With Greg at the helm of the organization, supported by a strong executive team and the addition of a talented successor, Camden National will be well positioned for long-term success,” concluded Sterrs.

The transition process is currently expected to extend into at least mid-2024.

Further information will be provided in Camden National Corporation’s prelim DEF 14A Proxy Statement which will be available March 31, 2023.

About Camden National Corporation

Camden National Corporation (NASDAQ®: CAC) is the largest publicly traded bank holding company in Northern New England with $5.7 billion in assets and was proudly listed as one of the Best Places to Work in Maine in 2021 and 2022. Founded in 1875, Camden National Bank is a full-service community bank dedicated to customers at every stage of their financial journey. With 24/7 live phone support, 58 banking centers, and additional lending offices in New Hampshire and Massachusetts, Camden National Bank offers the latest in digital banking, complemented by award-winning, personalized service. To learn more, visit CamdenNational.bank. Member FDIC. Equal Housing Lender.

Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management.